                                                           Exhibit No. EX-99.g.2

                          US Bank Institutional Custody
                                     Revised
                          Domestic Custody Fee Schedule
                                       For
                              Bridgeway Fund Family

US Bank Institutional  Custody, as Custodian,  will receive monthly compensation for services according to the terms of the following Schedule:

I.   Portfolio Transaction Fees:

   (a)      For each repurchase agreement transaction                   $ 7.00
   (b)      For each portfolio transaction processed through
            DTC or Federal Reserve - USB affirms each Trade             $ 7.50
   (c)      For each portfolio transaction processed through
            DTC or Federal Reserve - Advisor affirms each trade         $ 6.00
   (d)      For each fund of fund transaction - Advisor initiated       $15.00
   (e)      For each fund of fund transaction - Custodian initiated     $25.00
   (f)      For each portfolio transaction processed through
            our New York custodian                                      $20.00
   (g)      For each Amortized Security Purchase and sale               $ 9.00
   (h)      For each Amortized Security Prin/Int. Paydown               $ 8.00
   (i)      For each covered call option/future contract written,
            exercised or expired                                        $10.00
   (j)      For each Cedel/Euro clear transaction                       $40.00
   (k)      For each Disbursement (Fund expenses only)                  $ 5.00

A transaction  is a  purchase/sale  of a security,  free  receipt/free  delivery
(excludes initial conversion), maturity, tender or exchange:

II.  Market Value Fee (Relationship Aggregated)

   Based upon an annual rate of:                            Million
   .00001 (1.0 Basis Points) on First                       $100
   .0000075 (3/4 of 1 Basis Point) on Next                  $100
   .0000040 (4/10 of 1 Basis Point) on                      Balance

III. Monthly Minimum Relationship Fee                       $500.00

IV.  Out-of-Pocket Expenses

The only out-of-pocket expenses charged to your account will be shipping fees or transfer fees.

V.   IRA Documents

     Per Shareholder/year to hold each IRA Document $2.00

VI.  Earnings Credits

     On a monthly basis any earnings credits  generated from uninvested  custody balances  will  be  applied  against  any  cash  management  services  fees generated.

     *    Other services are available and prices can be supplied upon request.

     *    Real Time  Internet  Access  for the  client  will be  provided  at no additional charge.

     *    This fee  schedule is quoted based on  exclusive  utilization  of U.S.
          Bank Money Market Funds,  Commercial Paper,  Repurchase  Agreements or
          Fed. Discount Notes for Investment of short-term cash.